Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-138589, 333-173082, and 333-180568 of Atlas Energy, L.P. on Form S-8 of our report dated April 26, 2012 (December 20, 2012 as to Notes 12 and 13) related to the consolidated financial statements of Cardinal Midstream, LLC and subsidiaries as of and for the year ended December 31, 2011 appearing in this Current Report on Form 8-K.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 27, 2013